Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

Lippert Components Names Joe Thompson as New Chief Marketing Officer

ELKHART, Ind.Lippert Components, Inc. (LCI®) is excited to announce the addition of Joe Thompson in the new role as Chief Marketing Officer (CMO). Mr. Thompson comes to LCI from the December 2019 acquisition of the CURT Group, serving as CMO for the previous five years. With this announcement, Mr. Thompson will immediately structure a new global marketing organization servicing all of LCI’s current and future brands.

Thompson brings over 32 years of experience in consumer product sales and marketing leadership to LCI. He has served as the VP of Marketing at a number of companies including Lund International, Formica Corporation, and Armstrong World Industries. His passion has always been taking new and innovative products to market, launching countless products over the years by creating awareness and recognition through competitive market research, analysis, and strategic planning. He will report to both Jamie Schnur, Group President - Aftermarket, and Rock Lambert, CURT Group President.

In his role as CMO, Thompson’s primary responsibility will be to create a world class marketing organization that will drive the global marketing strategy and efforts for all LCI brands. “I’m very excited about this new opportunity to create an organizational structure that delivers a unified customer experience, brand purpose, stimulating communication, marketing technology, and innovative product leadership,” he stated.

Both LCI and the CURT Group have made significant investments in their marketing organizations over the last five years, both in highly trained professionals and cutting-edge marketing technology. Thompson and Jarod Lippert, LCI’s Vice President of Marketing, will work together to create a unified organizational structure that will promote new products and services, grow digital presence, develop customer loyalty, engage audiences, and increase sales with new and existing customers across all of LCI’s growing brand portfolio.

“Joe has been instrumental in launching a series of new products as CURT has invested aggressively in an innovation initiative in recent years that has led to multiple industry awards,” said Rock Lambert, CURT Group President. “This will allow us to leverage the strength of leading brands in our combined portfolio, keeping our company as a first choice when it comes to the markets we serve.”

LCI has emphasized consumer-targeted marketing as it has grown more into the aftermarkets that it serves. LCI feels that now, more than ever, being on the cutting edge of marketing strategy and technology will help lead the organization into the next phase of growth.

About LCI Industries

From over 90 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Source: LCI Industries

Brian Hall, CFO, (574) 535-1125, LCII@lci1.com